                                                                     EXHIBIT 99



HECHINGER COMPANY
1801 MC CORMICK DRIVE
LARGO, MD  20774
(301) 341-1000



FOR IMMEDIATE RELEASE

HECHINGER / HOME QUARTERS / BUILDERS SQUARE ANNOUNCES IMPROVED REVOLVING CREDIT FACILITY AND MANAGEMENT CHANGES

LARGO, MARYLAND - March 1, 1999 - Hechinger Company today announced that it had entered into a commitment letter with BankBoston Retail Finance Inc. to provide the Company with a new $700 million secured credit facility. The facility will replace its existing credit facility and is expected to provide the Company with additional borrowing capacity and greater flexibility with respect to operating covenants. The new facility is expected to be closed in approximately three weeks.

The Company also announced today the appointment of Mark R. Adams as President and Chief Executive Officer. Mr. Adams, most recently the Company's Executive Vice President, CFO & General Counsel, joined the Company in 1988 serving in a number of positions each with increasing responsibilities. Mr. Adams is a CPA, CFA and a member of the Maryland Bar. He is a graduate of the University of Baltimore School of Law and was an Associate Fellow at the University of Pittsburgh where he earned an MBA in 1986. Mr. Adams received his Bachelor of Science in Accounting in 1982 from the University of Delaware. Mr. Adams replaces Mark S. Schwartz who has joined Big V / ShopRite Supermarkets, a 32 store regional supermarket chain based in Florida, NY.

Additionally, the Company announced the appointment of Donald T. Stallings to Executive Vice President and Chief Operating Officer. Mr. Stallings, most recently the Company's Executive Vice President of Store Operations, joined the Company in October 1998. Prior thereto, Mr. Stallings was with Lowe's Companies, most recently as Vice President - Operations and prior to that, spent 22 years in various capacities at Payless Cashways. Mr. Stallings will have responsibility for Store Operations, Merchandising and Advertising, and will report to Mr. Adams.

Anthony Petrillo, Chairman of the Board, stated, "Successful completion of the new BankBoston facility is an important step in the ongoing rebuilding of the Company. The promotions of Mark Adams and Don Stallings solidify quality leadership in the organization."

"We are pleased to provide Hechinger with this commitment," said Ward K. Mooney, president of BankBoston Retail Finance Inc. "With this financing, the Company should be well positioned to carry out its strategic objectives."

Hechinger Company is one of the nation's largest home improvement chains, operating 206 Hechinger, Home Quarters and Builders Square stores in 28 states and the District of Columbia. The Company is privately owned by an affiliate of Leonard Green & Partners, L.P., a Los Angeles-based private merchant banking firm.

BankBoston Retail Finance Inc. is one of the leading asset-based lenders in the country exclusively devoted to the retail industry, providing inventory-based working capital loans, long-term capital for expansion, turnaround financing, capital markets advisory services, global trade finance and cash management services. BankBoston Retail Finance Inc. is a subsidiary of BankBoston, N.A., the nation's 15th largest bank holding company with assets of $73.5 billion.

Forward-looking statements in this release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. There are various factors that could cause results to differ materially and adversely from those anticipated by some statements made herein. Investors are cautioned that all forward looking statements involve risks and uncertainty. Factors that could cause actual results to differ materially and adversely include, but are not limited to the Company's ability to complete the described BankBoston secured credit facility transaction or maintain compliance with its debt agreements or to obtain further waivers or amendments if necessary; and other factors described from time to time in the Company's Securities and Exchange Commission filings.

Corporate Contact:    Lauri A. Rice
                      301-925-3328